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                                  EXHIBIT 23
                    WELLS FARGO & COMPANY AND SUBSIDIARIES
                      CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors of
Wells Fargo & Company

              We consent to the incorporation by reference in the December 31, 1993 Annual Report on Form 10-K and in the Prospectuses constituting part of the following Registration Statements of Wells Fargo & Company of our report dated January 18, 1994 relating to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993.

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

  Registration
Statement Number               Form                                 Description
- ----------------               ----                                 -----------
33-34969                       S-8        Employee Stock Purchase Plan

33-7274, 33-40781              S-8        Equity Incentive Plans

33-26052, 33-41731             S-8        Director Option Plans

2-93338                        S-8        Tax Advantage Plan and Tax Advantage Plan Sales by
                                          Wells Fargo Bank

2-88534, 33-47434              S-3        Dividend Reinvestment and Common Stock Purchase
                                          and Share Custody Plan

33-45066                       S-3        Shelf registration of convertible preferred stock

33-53514, 33-51227             S-3        Shelf registrations of senior or subordinated debt
                                          securities or preferred stock

33-42273, 33-39045             S-3        Shelf registrations of senior or subordinated debt
                                          securities


                                          KPMG PEAT MARWICK
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San Francisco, California
March 15, 1994